Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 1, 2016, except for the third paragraph of Note 1 and Note 34 as to which date is September 26, 2016, with respect to the consolidated financial statements of JX Holdings, Inc., included in the Registration Statement and related Prospectus of JX Holdings, Inc.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

November 21, 2016